Exhibit 99.1

Karyopharm Reports Fourth Quarter and Full Year 2024 Financial Results, Announces Update to Phase 3 XPORT-EC-042 Trial and Highlights Recent Company Progress

– Total Revenue of $145 Million and U.S. XPOVIO® (selinexor) Net Product Revenue of $113 Million for Full Year 2024 –

– Top-Line Data Readout from Phase 3 SENTRY Trial Evaluating Selinexor in Combination with Ruxolitinib in Patients with JAKi-Naïve Myelofibrosis Anticipated in 2H 2025; Company on Track to Complete Enrollment in 1H 2025 –

– Company Announces Update to Phase 3 XPORT-EC-042 Trial of Selinexor as Maintenance Therapy in Advanced or Recurrent TP53 Wild-Type Endometrial Cancer. Following Dialogue with the FDA Regarding the Evolving Treatment Landscape, Trial to Focus Enrollment on Patients with Either pMMR Tumors or Patients with dMMR Tumors that are Medically Ineligible for Checkpoint Inhibitors. Increasing Sample Size to 276; Top-Line Data Now Expected in Mid-2026 –

– Company Provides Full-Year 2025 Total Revenue Guidance of $140 Million to $155 Million, Including U.S. XPOVIO Net Product Revenue Guidance of $115 Million to $130 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – February 19, 2025 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the fourth quarter and full year ended December 31, 2024. In addition, Karyopharm highlighted select corporate milestones and provided an overview of its key clinical development programs.

“In 2025, our teams remain focused on the transformative opportunity to redefine the standard of care in myelofibrosis, with top-line data from our Phase 3 SENTRY trial evaluating selinexor in combination with ruxolitinib on-track for the second half of 2025. We look forward to completing enrollment of our SENTRY trial in the first half of this year and leveraging our demonstrated commercialization capabilities in multiple myeloma to support a rapid launch, subject to approval,” said Richard Paulson, President and Chief Executive Officer of Karyopharm. “In endometrial cancer, today we announced our updated plans for our Phase 3 trial and intend to primarily focus on the TP53 wild-type pMMR population, which represents approximately 50% of all women with endometrial cancer, and expect to share top-line data in mid-2026.”

Fourth Quarter 2024 and Recent Highlights

XPOVIO Commercial Performance

•
Achieved U.S. net product revenue for the year ended December 31, 2024 of $113 million, compared to $112 million for the year ended December 31, 2023. U.S. net product revenue for the fourth quarter of 2024 was $29 million, compared to $25 million for the fourth quarter of 2023.

•
Demand for XPOVIO was consistent in 2024 versus 2023, with demand growth in the second half of 2024 in both the community setting, which represents approximately 60% of XPOVIO net product revenue, and the academic setting, offsetting a decline in demand in the first half of the year due to an intensified competitive landscape.
•
XPOVIO net product revenue was impacted year-over-year by higher gross-to-net adjustments in 2024, driven primarily by increased 340B discounts and Medicare rebates.
•
Expanded global patient access for selinexor in 2024 with favorable reimbursement decisions in the United Kingdom, France, Italy, China and South Korea and additional regulatory approvals in UAE, Kuwait, China, Malaysia, Turkey, Thailand, and South Korea in various indications, increasing the number of countries where selinexor is now approved in more than 45 countries.

Research and Development (R&D) Highlights

Myelofibrosis

•
Updated the co-primary endpoint in the Phase 3 SENTRY trial (XPORT-MF-034; NCT04562389) to absolute mean change in total symptom score (Abs-TSS) following alignment with the U.S. Food and Drug Administration (FDA) and proactively increased the total sample size to approximately 350 patients to further increase the statistical powering. Abs-TSS measures the average improvement in symptom scores over 24 weeks relative to the baseline symptom score. Abs-TSS is viewed by many key opinion leaders (KOLs) and patient advocacy organizations as a more accurate assessment of symptom improvement in head-to-head clinical trials, such as SENTRY which is evaluating selinexor in combination with ruxolitinib in patients with JAK inhibitor (JAKi) naïve myelofibrosis versus ruxolitinib alone. Spleen volume reduction ≥35% (SVR35) at week 24 remains the other co-primary endpoint. These two co-primary endpoints will be tested sequentially starting with SVR35 followed by Abs-TSS.
•
Hosted an investor event with leading KOLs in October 2024 to discuss the change in the co-primary endpoint in the Phase 3 SENTRY trial to Abs-TSS and highlight the strength of the data from the Company's Phase 1 trial in myelofibrosis. Data from the Company's Phase 1 trial, evaluating the combination of selinexor 60 mg plus ruxolitinib in JAKi naïve myelofibrosis patients, demonstrated that 79% of patients in the intent to treat population (n=14) achieved SVR35 and an average Abs-TSS improvement of 18.5 points in the efficacy evaluable population (n=9), at week 24 relative to baseline. Acknowledging the small sample size, these data suggest that the combination is favorable compared to historical ruxolitinib monotherapy data which indicates that less than half of patients achieve SVR35 and an Abs-TSS improvement of 11 to 14 points1. As of the most recent data cut off, the safety profile remained consistent and no new safety signals were identified.
•
The Company continues to enroll patients into the 60 mg cohort of the Phase 2 SENTRY-2 trial of selinexor monotherapy in JAKi naïve patients with moderate thrombocytopenia (XPORT-MF-044; NCT05980806).

1Phase 3 MANIFEST trial. Rampal R, et al. ASH 2023. Oral 628; Phase 3 TRANSFORM-1 trial Pemmaraju N, et al. ASH 2023 abstract 620.

Endometrial Cancer

•
The Company is modifying the design of its Phase 3 XPORT-EC-042 trial evaluating selinexor as a maintenance-only therapy following systemic therapy versus placebo in patients with TP53 wild-type advanced or recurrent endometrial cancer. In late 2024 and early 2025, the Company engaged in communications with the FDA regarding the design adequacy of XPORT-EC-042 given the changing standard of care in endometrial cancer, particularly the approval of checkpoint inhibitors for patients with advanced or recurrent endometrial cancer regardless of mismatch repair status. In light of the FDA’s acknowledgement that the magnitude of benefit achieved from checkpoint inhibitors is less for patients with pMMR tumors than patients with dMMR tumors, consistent with the biology and mechanism of action of checkpoint inhibitors, the Company’s modifications include defining two patient populations for which the primary endpoint of progression free survival (PFS), tested sequentially, and key secondary endpoint of overall survival (OS) will be evaluated:
o
a modified intent to treat population (mITT) that will include patients with:

▪
TP53 wild-type tumors with proficient mismatch repair status (pMMR); or,

▪
TP53 wild-type tumors with deficient mismatch repair status (dMMR), who are medically ineligible to receive checkpoint inhibitors.

o
the trial’s original intent to treat (ITT) population, which will include all patients enrolled in the trial whose tumors are TP53 wild-type, regardless of MMR status.

•
The Company is increasing the trial sample size from 220 patients to approximately 276 patients, to ensure that the mITT population includes approximately 220 patients who are either: a) TP53 wild-type pMMR or b) TP53 wild-type dMMR and medically ineligible to receive a checkpoint inhibitor. The increase in sample size maintains sufficient power for the primary endpoint of PFS in the mITT population. To date, approximately 80% of patients enrolled meet the new eligibility definition for the mITT population.

•
The proposed modifications are intended to address certain of the FDA’s feedback regarding the evolving treatment landscape, including the approval of multiple checkpoint inhibitors for advanced/recurrent endometrial cancer patients with pMMR and/or dMMR tumors in 2023 and 2024.

•
Enrollment continues in the XPORT-EC-042 trial and, depending on the strength of the data, the Company intends to pursue regulatory approval. As a result of the proposed modifications, the Company now expects topline data in mid-2026.

Multiple Myeloma

•
Completed enrollment of the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) of approximately 120 patients, leveraging the data published on selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in 2024. The Phase 3 XPORT-MM-031 trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination SPd40 in patients with previously treated multiple myeloma who received an anti-CD38 in their immediate prior line of therapy. Pending ongoing engagement with regulatory agencies on the updated protocol and statistical plan, the Company intends to provide an update on this trial.

Anticipated Catalysts and Operational Objectives in 2025

Myelofibrosis

•
Announce completion of enrollment of the Phase 3 SENTRY trial evaluating selinexor in combination with ruxolitinib in JAKi naive myelofibrosis patients in 1H 2025.

•
Report preliminary data on a subset of participants in the 60 mg cohort from the Phase 2 SENTRY-2 trial evaluating selinexor as a monotherapy in patients with JAKi naïve myelofibrosis with moderate thrombocytopenia in 1H 2025.

•
Report top-line results from the Phase 3 SENTRY trial in 2H 2025.

Multiple Myeloma

•
Maintain the Company's commercial foundation in the competitive multiple myeloma marketplace and drive increased XPOVIO revenues.

•
Continue global launches and reimbursement approvals for selinexor by partners in ex-U.S. territories.

•
Continue to follow patients that are enrolled in the Phase 3 XPORT-MM-031 (EMN29) trial. Pending ongoing engagement with regulatory agencies on the updated protocol and statistical plan, the Company intends to provide an update on this trial.

Endometrial Cancer

•
Continue to enroll patients into the Phase 3 XPORT-EC-042 trial of selinexor as a maintenance monotherapy for patients with TP53 wild-type advanced or recurrent endometrial cancer.

2025 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2025:

•
Total revenue to be in the range of $140 million to $155 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.
•
U.S. XPOVIO net product revenue to be in the range of $115 million to $130 million.
•
R&D and selling, general and administrative (SG&A) expenses to be in the range of $240 million to $255 million, which includes approximately $20 million of estimated non-cash stock-based compensation expense.

•
The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO net product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into the first quarter of 2026.2

2Excluding re-payment of $24.5 million aggregate principal amount of the Company's remaining senior convertible notes due October 2025 (the 2025 Notes) and $25.0 million minimum liquidity covenant under the Company's senior secured term loan due 2028. Taking into account the repayment of the 2025 Notes and the minimum liquidity covenant, Karyopharm expects its cash, cash equivalents and investments will be sufficient to fund its operations into the fourth quarter of 2025.

Full Year and Fourth Quarter 2024 Financial Results

Total revenue: Total revenue for the fourth quarter of 2024 was $30.5 million, compared to $33.7 million for the fourth quarter of 2023. Total revenue for the year ended December 31, 2024 was $145.2 million, compared to $146.0 million for the year ended December 31, 2023.

Net product revenue: Net product revenue for the fourth quarter of 2024 was $29.3 million, compared to $25.1 million for the fourth quarter of 2023. Net product revenue for the year ended December 31, 2024 was $112.8 million, compared to $112.0 million for the year ended December 31, 2023.

License and other revenue: License and other revenue for the fourth quarter of 2024 was $1.3 million, compared to $8.7 million for the fourth quarter of 2023. License and other revenue for the year ended December 31, 2024 was $32.4 million, compared to $34.0 million for the year ended December 31, 2023.

Cost of sales: Cost of sales for the fourth quarter of 2024 was $1.3 million, compared to $1.5 million for the fourth quarter of 2023. Cost of sales for the year ended December 31, 2024 was $6.0 million, compared to $4.9 million for the year ended December 31, 2023. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

R&D expenses: R&D expenses for the fourth quarter of 2024 were $33.3 million, compared to $39.4 million for the fourth quarter of 2023. R&D expenses for the year ended December 31, 2024 were $143.2 million, compared to $138.8 million for the year ended December 31, 2023. The increase in both periods was primarily due to increased clinical trial activity, partially offset by a reduction in headcount and contractors.

SG&A expenses: SG&A expenses for the fourth quarter of 2024 were $27.2 million, compared to $30.7 million for the fourth quarter of 2023. SG&A expenses for the year ended December 31, 2024 were $115.4 million, compared to $131.9 million for the year ended December 31, 2023. The decrease in both periods was primarily due to a reduction in headcount and contractors as well as lower commercial-related activities in connection with cost optimization efforts.

Interest income: Interest income for the fourth quarter of 2024 was $1.5 million, compared to $2.5 million for the fourth quarter of 2023. Interest income for the year ended December 31, 2024 was $7.4 million compared to $10.9 million for the year ended December 31, 2023, due to lower investment balances in 2024 as compared to 2023.

Interest expense: Interest expense for the fourth quarter of 2024 was $11.2 million, compared to $6.2 million for the fourth quarter of 2023. Interest expense for the year ended December 31, 2024 was $37.4 million, compared to $23.8 million for the year ended December 31, 2023. The increase in both periods was primarily due to the term loan and convertible debt that were issued in 2024.

Gain on extinguishment of debt and other income: Other income for the fourth quarter of 2024 was $10.1 million due to non-cash fair value remeasurements. The Company had immaterial other expense in the fourth quarter of 2023. Gain on extinguishment of debt and other income for the year ended December 31, 2024 was $73.1 million primarily due to the recognition of a $44.7 million non-cash gain on extinguishment of debt and $28.7 million non-cash fair value remeasurements, both of which related to the refinancing transactions that were completed in mid-2024. The Company had immaterial other expense for the year ended December 31, 2023.

Net loss: Karyopharm reported a net loss of $30.8 million, or $0.24 per basic and diluted share, for the fourth quarter of 2024, compared to a net loss of $41.8 million, or $0.36 per basic and diluted share, for the fourth quarter of 2023. Net loss included non-cash stock-based compensation expense of $3.9 million and $5.2 million for the fourth quarters of 2024 and 2023, respectively. Karyopharm reported a net loss of $76.4 million, or $0.63 per basic share and $0.93 per diluted share, for the year ended December 31, 2024, compared to a net loss of $143.1 million, or $1.25 per basic and diluted share, for the year ended December 31, 2023. Net loss included non-cash stock-based compensation expense of $18.4 million and $21.7 million for the years ended December 31, 2024 and 2023, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of December 31, 2024 totaled $109.1 million, compared to $192.4 million as of December 31, 2023.

Conference Call Information

Karyopharm will host a conference call today, February 19, 2025, at 8:00 a.m. Eastern Time, to discuss the fourth quarter and full year 2024 financial results, the financial outlook for 2025 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm's Selective Inhibitor of Nuclear Export (SINE) compounds for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) under accelerated approval in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•
In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
•
In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).
•
For the treatment of adult patients with relapsed or refractory diffuse large B‐cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•
Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.
•
Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.
•
Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.
•
Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.
•
Serious Infection: Monitor for infection and treat promptly.
•
Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.
•
Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.
•
Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment.

Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.
•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.
•
The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3‐4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm's lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2025 total revenue, 2025 U.S. net product revenue and 2025 R&D and SG&A expenses; expected cash runway; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond

Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm's business, results of operations and financial condition; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the Securities and Exchange Commission (SEC) on November 5, 2024, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACT:

Brendan Strong

Senior Vice President, Investor Relations and Corporate Communications

617.762.2661

brendan.strong@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenues:
Product revenue, net	$29,252	$25,056	$112,806	$112,011
License and other revenue	1,290	8,691	32,431	34,022
Total revenue	30,542	33,747	145,237	146,033
Operating expenses:
Cost of sales	1,331	1,486	6,007	4,942
Research and development	33,302	39,381	143,232	138,750
Selling, general and administrative	27,190	30,688	115,441	131,881
Total operating expenses	61,823	71,555	264,680	275,573
Loss from operations	(31,281)	(37,808)	(119,443)	(129,540)
Other income (expense):
Interest income	1,482	2,520	7,400	10,943
Interest expense	(11,204)	(6,208)	(37,422)	(23,823)
Gain on extinguishment of debt	—	—	44,702	—
Other income (expense), net	10,114	(211)	28,398	(356)
Total other income (expense), net	392	(3,899)	43,078	(13,236)
Loss before income taxes	(30,889)	(41,707)	(76,365)	(142,776)
Income tax provision	109	(130)	(57)	(323)
Net loss	$(30,780)	$(41,837)	$(76,422)	$(143,099)
Basic net loss per share	$(0.24)	$(0.36)	$(0.63)	$(1.25)
Diluted net loss per share	$(0.24)	$(0.36)	$(0.93)	$(1.25)
Weighted-average number of common shares outstanding used to compute basic net loss per share	125,881	114,778	121,863	114,221
Weighted-average number of common shares outstanding used to compute diluted net loss per share	125,881	114,778	126,809	114,221

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and investments	$108,712	$191,443
Restricted cash	338	961
Accounts receivable	30,766	26,962
Other assets	24,602	21,072
Total assets	$164,418	$240,438
Liabilities and stockholders’ deficit
Convertible senior notes due 2025	$24,426	$170,919
Convertible senior notes due 2029	68,345	—
Senior secured term loan	94,603	—
Deferred royalty obligation	73,499	132,479
Other liabilities	89,562	73,246
Total liabilities	350,435	376,644
Total stockholders’ deficit	(186,017)	(136,206)
Total liabilities and stockholders’ deficit; 126,201 and 114,915 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	$164,418	$240,438